Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Third Quarter Fiscal Year 2009 Results
Effective Management of Working Capital
Results in $474 million of Cash From Operations
Phoenix, April 23, 2009 — Avnet, Inc. (NYSE:AVT) today reported revenue of $3.70 billion for the third quarter fiscal 2009 ended March 28, 2009, representing a decrease of 16.3% over the third quarter fiscal 2008 and 10.5% excluding the impact of changes in foreign currency exchange rates. On a pro forma (organic) basis, as defined in the Non-GAAP Financial Information Section, revenue was down 22.3% over the prior year third quarter. Net income for the third quarter fiscal 2009 was $18.0 million, or $0.12 per share on a diluted basis, as compared with net income of $107.2 million, or $0.71 per share on a diluted basis, for the third quarter last year. Included in the current quarter and year-ago quarter are restructuring, integration and other items amounting to $0.18 and $0.05 per share on a diluted basis, respectively, as more fully described in the Non-GAAP Financial Information section of this release. Excluding these charges in both periods, net income for the current year third quarter was $44.8 million, or $0.30 per share on a diluted basis, as compared with the prior year quarter’s net income of $114.8 million, or $0.76 per share on a diluted basis.
Operating income for the third quarter fiscal 2009 was $55.5 million, down 67% as compared with operating income of $166.8 million in the year-ago quarter. Included in “Selling, general and administrative expenses” for the current and prior year third quarters are restructuring, integration and other charges amounting to $32.7 million and $10.9 million, respectively. Excluding these charges, operating income for the third quarter fiscal 2009 was $88.2 million, down 50.4% as compared with $177.6 million in last year’s third quarter. Operating income as a percentage of sales, excluding the items noted above, was 2.4% in the current year quarter as compared with 4.0% last year. The charges in the current quarter are primarily related to restructuring costs incurred in connection with the Company’s previously announced cost reduction actions.
These third quarter results, excluding the impact of charges noted above, were negatively impacted by $8.4 million of net expense in the “Other income (loss), net” category as compared with income of $6.2 million last year. The impact on net income of these higher-than-usual “other expenses” was partially offset by a lower effective tax rate.
Roy Vallee, Chairman and Chief Executive Officer, commented, “In our third fiscal quarter, revenues and profits continued to deteriorate at Electronics Marketing while our Technology Solutions operating group showed signs of stability. We continue to monitor the end markets across our portfolio and react appropriately to align our costs and working capital to market realities. In addition to the $200 million of annual cost reductions previously announced, we are initiating another $25 million of annualized expense reductions which we expect to complete by the end of September 2009, with the full benefit to be realized in the subsequent quarter. There are still many questions on the macro economy, but the unprecedented speed with which the technology supply chain reacted to the global demand slowdown suggests that we are getting closer to the bottom of this cycle. We believe that with the combination of our market position, value-based management culture and counter-cyclical balance sheet, we possess unique attributes that allow us to continue to invest and enhance our competitive position for the long term.”

Operating Group Results
Electronics Marketing (EM) sales of $2.10 billion in the third quarter fiscal 2009 were down 20.1% year over year on a reported basis and down 15.1% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM revenue decreased 26.4% year over year. EM sales in the Americas, EMEA and Asia regions decreased 20.5%, 24.3% and 13.7%, respectively, year over year on a reported basis. Excluding the impact of changes in foreign currency exchange rates, revenue in the EMEA region was down 10.3% year over year. On a pro forma basis, EM sales in the Americas, EMEA and Asia in the third quarter fiscal 2009 decreased 22.1%, 35.7% and 17.7%, respectively, as compared with the year-ago quarter. EM operating income of $59.6 million for the third quarter fiscal 2009 was down 61.2% over the prior year third quarter operating income of $153.6 million and operating income margin of 2.8% was down 301 basis points as compared with the prior year quarter.
Mr. Vallee added, “The decline that we experienced at EM in the December quarter accelerated during the March quarter as the global slowdown negatively impacted the broad industrial markets that drive our Americas and EMEA regions. In Asia however, we experienced a pickup in orders following Chinese New Year that we believe was driven by a combination of inventory replenishment and the positive impact of China’s stimulus package. While our cost reduction efforts are having their expected beneficial impact, the dramatic rate of decline in revenue in the Americas and EMEA — our most profitable regions — were major factors in the year-over-year decline in our operating income dollars and margin for the quarter. Despite these challenges, our EM team did an excellent job managing working capital as inventory declined 6% sequentially, and 10% on a pro forma basis adjusted to exclude the impact of changes in foreign currency exchange rates and the inventory increase associated with the acquisitions of Abacus and NDI.”
Technology Solutions (TS) sales of $1.60 billion in the third quarter fiscal 2009 were down 10.8% year over year on a reported basis and down 3.8% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS revenue was down 16.2% year over year. On a reported basis year over year, third quarter fiscal 2009 sales in Americas and EMEA were down 11.1% and 15.7%, respectively, while sales in Asia were up 19.2%. EMEA revenue was up 2.3% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, third quarter fiscal 2009 sales in the Americas and EMEA declined by 11.1% and 28.8%, respectively, while sales in Asia were up 15.8% as compared with last year’s third quarter. TS operating income was $42.2 million in the third quarter fiscal 2009, an increase of 2.0% as compared with the third quarter fiscal 2008 operating income of $41.3 million, and operating income margin of 2.6% increased by 33 basis points versus the prior year third quarter.
Mr. Vallee further added, “Technology Solutions met our expectations for both revenue and operating income as business spending in the markets we serve, while still tepid, appears to have stabilized over the past two quarters. We continued to see relative strength in software and services and are also pleased with our solutions and vertical market practices that address higher growth opportunities in the marketplace. TS year-over-year improvement in both operating income dollars and margin was driven by an improvement in gross profit margin and benefits from our previously announced cost reduction actions. Although we are reducing costs in response to the market slowdown, we continue to invest in higher-growth emerging markets, new product lines, and tools and resources that expand our solution practices and enhance the value we bring to the marketplace.”
Cash Flow
During the third quarter of fiscal 2009, the Company generated $474 million of cash from operations and on a trailing twelve month basis has generated more than $1.0 billion. As a result, the Company ended the quarter with $686 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $354 million.

Ray Sadowski, Chief Financial Officer, stated, “As a result of the outstanding work of our team around the globe, we significantly grew our cash flow from operations which allowed us to pay off the $300 million of convertible notes that were put to us in March with cash on hand. In addition, this strong cash flow generation, combined with our already strong liquidity position, gives us the strategic flexibility to invest in our business, whether organically or through acquisitions to create long-term shareholder value. We will continue to actively manage working capital in an effort to keep our investments aligned with the expectations for growth in the market.”
Outlook
For Avnet’s fourth quarter fiscal year 2009, management expects less-than-normal seasonality at both EM and TS and is providing a wider range of forecasts due to the unpredictable nature of the current economic environment. EM sales are anticipated to be in the range of $1.90 billion to $2.20 billion and sales for TS are expected to be between $1.45 billion and $1.75 billion. Accordingly, Avnet’s consolidated sales are forecasted to be between $3.35 billion and $3.95 billion for the fourth quarter fiscal year 2009. Management expects fourth quarter fiscal year 2009 earnings to be in the range of $0.30 to $0.38 per share. The above EPS guidance does not include anticipated restructuring and integration charges related to the cost reductions noted earlier in this release and the integration of businesses acquired. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the fourth fiscal quarter of the current fiscal year is $1.32 to €1.00. This compares with an average exchange rate of $1.56 to €1.00 in the fourth quarter of fiscal 2008.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company also discloses revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other charges is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted earnings per share adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Items included in “Selling, general and administrative expenses” impacting third quarter fiscal 2009 results totaled $32.7 million pre-tax, $22.3 million after tax, and $0.15 per share and consisted of restructuring and integration charges of $30.7 million pre-tax, and other charges of $2.0 million pre-tax. In addition, the Company recognized additional tax reserves of $4.5 million, $0.03 per share, for contingencies related to a prior acquisition partially offset by a tax benefit.
Items impacting third quarter fiscal 2008 consisted of restructuring and integration charges which totaled $10.9 million pre-tax, $7.5 million after-tax and $0.05 per share on a diluted basis.

			Diluted
	Op Income	Net Income	EPS
Third Quarter Ended Fiscal 2009	$ in thousands, except per share data
GAAP results	$55,473	$18,024	$0.12
Restructuring, integration and other charges	32,679	22,272	0.15
Additional tax reserves	—	4,474	0.03

Adjusted results	$88,152	$44,770	$0.30

Third Quarter Ended Fiscal 2008

GAAP results	$166,753	$107,244	$0.71
Restructuring, integration and other charges	$10,857	$7,522	$0.05

Adjusted results	$177,610	$114,766	$0.76

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2008. Prior period revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)

Q1 Fiscal 2009	$4,494,450	$164,481	$4,658,931
Q2 Fiscal 2009	4,269,178	127,917	4,397,095
Q3 Fiscal 2009	3,700,836	—	3,700,836

Fiscal 2009 YTD	$12,464,464	$292,398	$12,756,862

Q1 Fiscal 2008	$4,098,718	$530,947	$4,629,665
Q2 Fiscal 2008	4,753,145	432,879	5,186,024
Q3 Fiscal 2008	4,421,645	341,155	4,762,800
Q4 Fiscal 2008	4,679,199	317,945	4,997,144

Fiscal year 2008	$17,952,707	$1,622,926	$19,575,633

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07
Division of Acal plc Ltd.	TS	12/17/07
YEL Electronics Hong Kong Ltd.	EM	12/31/07
Azzurri Technology Ltd.	EM	3/31/08
Horizon Technology Group plc	TS	6/30/08
Source Electronics Corporation	EM	6/30/08
Ontrack Solutions Pvt. Ltd.	TS	7/31/08
Nippon Denso Industry Co., Ltd.	EM	12/29/08
Abacus Group plc	EM	01/20/09
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2009
(1) Included in “Selling, general and administrative expenses” for the third quarter of fiscal 2009 are restructuring, integration and other charges which totaled $32,679,000 pre-tax, $22,272,000 after tax and $0.15 per share. Restructuring and integration costs of $30,683,000 pre-tax consisted of severance and costs to exit certain facilities as part of the Company’s cost reduction actions and charges related to the integration of recently acquired businesses. Other charges included $1,996,000 pre-tax related to acquisition adjustments recognized after the purchase price allocation period. In addition to the above, the Company also recognized $4,474,000, or $0.03 per share, for additional tax reserves for contingencies related to a prior acquisition partially offset by a tax benefit for interest on a tax settlement.
Included in “Selling, general and administrative expenses” in the third quarter and first nine months of fiscal 2008 were restructuring, integration and other charges, amounting to $10,857,000 pre-tax, $7,522,000 after tax and $0.05 per share on a diluted basis. The charges related to the integrations of recently acquired businesses and initial cost reductions required to improve the performance at certain business units in the Company’s portfolio. The charges consisted primarily of severance, incremental costs incurred during the integration period and other charges.
(2) Results for the first nine months of fiscal 2009 included impairment charges of $1,348,845,000 pre-tax, $1,314,700,000 after tax and $8.72 per share. The Company performed an analysis to determine the impairment of goodwill and other intangible assets as of December 27, 2008 in accordance with Statement of Accounting Financial Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The results of the analysis indicated that the fair values of four of the Company’s six reporting units were below their carrying values as of the end of the second quarter of fiscal 2009. Accordingly, the Company recognized a non-cash goodwill impairment charge of $1,317,452,000 pre-tax and $1,283,308,000 after-tax in its second quarter of fiscal 2009 results. The Company also concluded that the carrying value of certain intangible assets were impaired and recognized a non-cash impairment charge of $31,393,000 pre- and after-tax and $0.21 per share. In addition, results for the first nine months included restructuring, integration and other charges which totaled $55,819,000 pre-tax, $40,006,000 after tax and $0.26 per share. Restructuring and integration charges amounted to $46,902,000 pre-tax, loss on investments totaled $3,091,000 pre-tax and other charges totaled $1,996,000 pre-tax. The Company recognized intangible asset amortization expense of $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year. In addition to the above, the Company also recognized a net tax benefit of $21,672,000, or $0.14 per share, in the first nine months of fiscal 2009 primarily related to the settlement of income tax audits in Europe.

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(3) During the first nine months of fiscal 2008, the Company recognized a gain on the sale of assets totaling $7,477,000 pre-tax, $6,320,000 after tax and $0.04 per share on a diluted basis. In October, the Company sold a building in the EMEA region and recognized a gain of $4,477,000 pre- and after tax and $0.03 per share on a diluted basis. Due to local tax allowances, the building sale was not taxable. The Company also recognized a gain of $3,000,000 pre-tax, $1,843,000 after-tax and $0.01 per share on a diluted basis for the receipt of contingent purchase price proceeds related to a prior sale of a business.

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AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	MARCH 28,	MARCH 29,
	2009 *	2008 *

Sales	$3,700.8	$4,421.6
Income before income taxes	29.5	154.3

Net income	18.0	107.2

Net income per share:
Basic	$0.12	$0.71
Diluted	$0.12	$0.71

	NINE MONTHS ENDED
	MARCH 28,	MARCH 29,
	2009 *	2008 *

Sales	$12,464.5	$13,273.5
Income (loss) before income taxes	(1,058.9)	514.2
Net income (loss)	(1,091.6)	355.0

Net income (loss) per share:
Basic	($7.24)	$2.36
Diluted	($7.24)	$2.33

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 28,	MARCH 29,	MARCH 28,	MARCH 29,
	2009 *	2008 *	2009 *	2008 *

Sales	$3,700,836	$4,421,645	$12,464,464	$13,273,508
Cost of sales	3,238,366	3,842,918	10,884,315	11,571,601

Gross profit	462,470	578,727	1,580,149	1,701,907

Selling, general and administrative expenses (Note 1 *)	406,997	411,974	1,230,059	1,162,091
Impairment charges (Note 2 * )	—	—	1,348,845	—

Operating income (loss)	55,473	166,753	(998,755)	539,816

Other income (loss), net	(8,364)	6,205	(8,196)	21,766
Interest expense	(17,608)	(18,683)	(51,903)	(54,864)
Gain on sale of assets (Note 3 *)	—	—	—	7,477

Income (loss) before income taxes	29,501	154,275	(1,058,854)	514,195

Income tax provision	11,477	47,031	32,730	159,208

Net income (loss)	$18,024	$107,244	($1,091,584)	$354,987

Net earnings (loss) per share:
Basic	$0.12	$0.71	($7.24)	$2.36

Diluted	$0.12	$0.71	($7.24)	$2.33

Shares used to compute earnings (loss) per share:
Basic	151,147	150,440	150,810	150,177

Diluted	151,147	151,717	150,810	152,717

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	MARCH 28,	JUNE 28,
	2009	2008

Assets:
Current assets:
Cash and cash equivalents	$685,736	$640,449
Receivables, net	2,660,406	3,367,443
Inventories	1,613,894	1,894,492
Prepaid and other current assets	122,908	68,762

Total current assets	5,082,944	5,971,146
Property, plant and equipment, net	295,144	227,187
Goodwill	569,335	1,728,904
Other assets	298,513	272,893

Total assets	6,245,936	8,200,130

Less liabilities:
Current liabilities:
Borrowings due within one year	97,062	43,804
Accounts payable	1,814,462	2,293,243
Accrued expenses and other	509,920	442,545

Total current liabilities	2,421,444	2,779,592
Long-term debt, less due within one year	942,700	1,181,498
Other long-term liabilities	134,705	104,349

Total liabilities	3,498,849	4,065,439

Shareholders’ equity	$2,747,087	$4,134,691

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	MARCH 28,	MARCH 29,
	2009	2008
Cash flows from operating activities:

Net income (loss)	($1,091,584)	$354,987

Non-cash and other reconciling items:
Depreciation and amortization	50,792	43,864
Deferred income taxes	(86,084)	50,944
Stock-based compensation	14,416	20,412
Impairment charges	1,348,845	—
Other, net	29,116	9,275

Changes in (net of effects from business acquisitions):
Receivables	621,999	116,199
Inventories	247,545	(44,928)
Accounts payable	(483,231)	(237,606)
Accrued expenses and other, net	136,321	(116,767)

Net cash flows provided by operating activities	788,135	196,380

Cash flows from financing activities:
Repayment of notes	(298,059)	—
Repayment of bank debt, net	(25,185)	(1,773)
Repayment of other debt, net	(6,049)	(19,356)
Other, net	1,282	6,561

Net cash flows used for financing activities	(328,011)	(14,568)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(89,252)	(59,675)
Cash proceeds from sales of property, plant and equipment	9,840	12,109
Acquisitions of operations, net of cash acquired	(309,864)	(352,703)
Cash proceeds from divestiture activities	—	3,000

Net cash flows used for investing activities	(389,276)	(397,269)

Effect of exchange rates on cash and cash equivalents	(25,561)	39,569

Cash and cash equivalents:
— increase (decrease)	45,287	(175,888)
— at beginning of period	640,449	557,350

— at end of period	$685,736	$381,462

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 28,	MARCH 29,	MARCH 28,	MARCH 29,
	2009	2008	2009	2008

SALES:
Electronics Marketing	$2,096.6	$2,623.8	$7,065.4	$7,594.1
Technology Solutions	1,604.2	1,797.8	5,399.1	5,679.4

Consolidated	$3,700.8	$4,421.6	$12,464.5	$13,273.5

OPERATING INCOME (LOSS):
Electronics Marketing	$59.6	$153.6	$297.4	$410.3
Technology Solutions	42.2	41.3	160.2	199.2
Corporate	(13.6)	(17.3)	(51.8)	(58.8)

	$88.2	$177.6	$405.8	$550.7

Impairment charges	—	—	(1,348.8)	—
Restructuring, integration and other charges	(32.7)	(10.9)	(55.8)	(10.9)

Consolidated	$55.5	$166.7	($998.8)	$539.8